Exhibit 10.29

TEXAS REGIONAL BANCSHARES, INC.

EXECUTIVE  INCENTIVE  COMPENSATION  PLAN

                1.             Establishment.   Texas Regional Bancshares, Inc. (the “Company”) hereby establishes the Texas Regional Bancshares, Inc. Executive Incentive Compensation Plan (the “Plan”).

                2.             Background.  Section 162(m) of the Internal Revenue Code disallows federal income tax deductions for certain compensation in excess of $1 million per year paid to certain highly compensated executive officers of Texas Regional Bancshares, Inc. (the “Company”). Compensation that qualifies as “other performance-based compensation” is not subject to the $1,000,000 limit. One of the conditions necessary to qualify certain incentive awards as “other performance-based compensation” is that this Plan must be approved by the Texas Regional Bancshares, Inc. shareholders and every five years the material terms of the performance goals under which the awards are made must be disclosed to, and approved by, the shareholders before the incentive compensation is paid. The material terms of the performance goals that must be approved by the shareholders under Section 162(m) include the employees eligible to receive the performance-based compensation, a description of the business criteria on which each performance goal is based, and the maximum amount that could be paid to any individual employee to whom awards are made.

3.             Purpose.  The principal purpose of the Plan is to provide incentives and rewards to executive officers of the Company who have significant responsibility for the growth and success of the Company.

4.             Administration of the Plan.

                (a)           This Plan shall be administered by the Stock Option and Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Committee shall at all times while this Plan is in effect be composed of two or more members of the Board of Directors who meet the requirement of being independent directors of the Company.

                (b)           The Committee shall have all of the powers and authority set forth in this Plan, and as otherwise required to make grants and otherwise administer this Plan.  The powers of the Committee include the authority (within the limitations described herein) to select the persons to be granted awards under this Plan, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine when awards will be paid (such as, by way of example only, at the end of the award period or deferred to a future date or conditioned upon a future event), and to determine whether an award or payment of an award should be reduced or eliminated.

                (c)           The Committee shall have full power and authority to administer and interpret this Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of this Plan and for the conduct of its business as the Committee deems necessary or advisable.  The Committee’s interpretations of this Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under this Plan.

5.             Eligibility.  The persons eligible to receive awards under this Plan include the Chief Executive Officer and other senior executive officers of the Company.

6.             Awards.

                (a)           Award Recipients.  The senior executive officers of the Company to be granted incentive awards under this Plan shall be identified from time to time by the Committee.

                (b)           Performance Goals and Targets.

                                (i)            There is hereby established for purposes of this Plan the following performance goals for purposes of determining eligibility to receive an award made under this Plan:  amount of annual earnings, amount or percentage of annual earnings growth, amount of quarterly earnings, amount or percentage of quarterly earnings growth, earnings growth as compared to comparable prior period (whether composed of one or several quarterly earnings periods), basic earnings per share, increase in basic earnings per share, fully diluted earnings per share, increase in fully diluted earnings per share, total assets, increase in total assets, amount or percentage of return on average total assets, total equity, amount or percentage of return on total shareholders’ equity, return on average shareholders’ equity, stock price (threshold) and increase in stock price, in each case with or without the exclusion of unusual or extraordinary items.  The Committee shall select one or more of these performance goals for purposes of determining the performance targets to be met for purposes of determining eligibility to receive an award under this Plan

                                (ii)           The Committee shall also determine the target threshold, in terms of either minimum performance or minimum change, and whether dollar amount or percentage, and whether any unusual or extraordinary items are to be included or excluded from such computation, that must be met in order for an award to be earned under this Plan.  Because the Committee has the authority to set the targets under a performance goal after shareholder approval, the material terms of the performance goal shall be disclosed to and reapproved by shareholders as and to the extent required by Treasury Regulation 1.162-27(e)(4)(vi) or any successor provision of applicable law.

                                (c)           Payment of Awards.  Awards will be payable in cash at such time or times as determined by the Committee, upon a decision being made by the Committee that the Company achieved the specified performance target or targets for the preceding year.  No payment under this Plan will be made unless at least one of the return targets is met.  Awards under this Plan may be paid by the Company or any subsidiary of the Company.

                                (d)           Negative Discretion.  Notwithstanding the attainment by the Company of at least one of the specified return targets, the Committee has the discretion, on a participant by participant basis, to reduce or eliminate any award that would be otherwise paid.

                (e)           Maximum Awards.  No individual participant may receive more than a maximum of 2.5% of the total income before income taxes of the Company for the year under this Plan in any calendar year.

                7.        Miscellaneous.

                                (a)           Guidelines.  The Committee shall adopt from time to time written policies for implementation of this Plan.

                                (b)           Withholding Taxes.  The Company shall deduct from all awards hereunder any amount of federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

                                (c)           No Rights to Awards.  Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under this Plan.  Neither this Plan nor the action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

                                (d)           Costs and Expenses.  The cost and expense of administering this Plan shall be borne by the Company and shall not be charged to any award nor to any employee receiving an award.

                                (e)           Funding of Plan.  This Plan shall be unfunded.  Neither the Company nor any subsidiary shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Plan.

                8.        Amendments and Termination.

                                (a)           Amendments.  The Committee may from time to time amend this Plan in whole or in part, or terminate this Plan, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under this Plan.  Unless the shareholders of the Company shall have first approved thereof, no amendment of this Plan shall be effective which would increase the maximum amount which can be paid to any one participant under this Plan, which would change the specified performance goal for payment of awards or which would modify the requirements as to eligibility for participation in this Plan.

                                (b)           Termination.  No awards shall be made under this Plan after December 31, 2008.